Exhibit 10.1

LEASE TERMINATION AGREEMENT

I.	PARTIES AND DATE.

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of September 20, 2017, by and between WESTWOOD GATEWAY II LLC, a Delaware limited liability company (“Landlord”), and SPARK NETWORKS USA, LLC, a Delaware limited liability company (“Tenant”).

II.	RECITALS.

On February 1, 2013, Landlord (as successor-in-interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant entered into an office space lease (“Lease”) for space in a building located at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, California (“Premises”).

Landlord and Tenant desire to terminate the Lease upon the terms and conditions contained in this Agreement.

III.	TERMINATION.

For valuable consideration:

Date.   Subject to satisfaction of the contingency below, Landlord and Tenant agree that the Lease shall terminate at midnight on January 31, 2018 (“Termination Date”).  Not later than the Termination Date, Tenant shall cause the Premises to be vacated and surrendered in accordance with the requirements of Section 15.2 (Surrender of Premises; Removal of Property) of the Lease.

Contingency.   Tenant understands and agrees that the effectiveness of this Agreement is contingent upon the mutual execution and delivery of a new lease for the Premises between Landlord and Squar Milner LLP, or if not Squar Milner LLP, another tenant that agrees to the same or similar new lease terms as Squar Milner LLP would have agreed to if they had entered into a new lease for the Premises.

Consideration.   Tenant shall pay to Landlord, in addition to all rent and other sums owing through the Termination Date, the sum of $285,000.00 (“Termination Payment”) as consideration for Landlord’s entering into this Agreement.  Such consideration shall be paid to Landlord at least 30 days prior to the Termination Date.

Landlord’s Conditional Release of Tenant.   Except for (i) the payment required to be made by Tenant pursuant to Section III.C above, (ii) any rent or other charges owed by Tenant, or other obligations required of Tenant set forth in the Lease from and after the date of this Lease through including the Termination Date, and (iii) any obligations, liabilities or losses (collectively, “Tenant Liabilities”) which are based on this Agreement or any indemnity or hold harmless agreement set forth in the Lease (collectively the “Excluded Claims”), effective upon the 91st day after Landlord’s receipt of the full amount of the Termination Payment, Landlord forever releases and discharges Tenant from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities, and demands of every kind and character in any way related to or arising from the Lease, provided however, that the release granted by Landlord in this Section III.D shall: (x) all times be subject to the provisions of Section III.E and Article IV of this Agreement, and (y) not become effective and shall be null and void if a “Bankruptcy Event” (as defined in Section III.E below) occurs on or before the 90th day after Landlord’s receipt of the Termination Payment.  Notwithstanding anything contained herein to the contrary, Tenant shall only be liable for Tenant Liabilities accruing under the Lease on or before the later to occur of the Termination Date and the date Tenant vacates and surrenders the Premises in accordance with the requirements of Section 15.2 of the Lease.  In connection with the foregoing conditional release (which does not include the Excluded Claims), Landlord hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Landlord that if the facts or law with respect to which the foregoing conditional release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Landlord to be true, then Landlord hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing conditional release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

Bankruptcy Event.   The parties agree (and Tenant acknowledges Landlord’s express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under an present or future federal, state or foreign act or law relating to bankruptcy or insolvency, including without limitation, Chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments made to Landlord under this Agreement (including, without limitation, the Termination Payment) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release set forth in Section III.D above, at Landlord’s election, shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant.

Tenant’s Unconditional Release of Landlord.   Effective upon the Termination Date, Tenant forever releases and discharges Landlord from any and all rights, causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities and demands of every kind and character in any way related to or arising from the Lease.  Not by way of limitation of the foregoing, Tenant represents that Landlord has not failed to perform, and is not in any respect in default or otherwise liable in the performance of, any of its obligations under the Lease, nor in connection with the negotiation and execution of the Lease, the administration of the Lease, and the leasing, operations, or management of the Building.  In connection with the foregoing unconditional release, Tenant hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

Nothwithstanding any of the foregoing, Spark maintains its claim to the Security Deposit currently held by Landlord per the terms of the Lease.

Effect of Default.   In the event of a breach by Tenant of its obligations hereunder, then upon election by Landlord, all rental sums due under the Lease shall be immediately due and owing as if the Lease had been terminated due to a Default by Tenant, and in such event the release provisions of Section III.D above shall not be applicable.

IV.	TENANT’S REPRESENTATIONS AND WARRANTIES.

Authorization/Reasonably Equivalent Value:   Tenant represents and warrants:  (i) that Tenant was not acting under any misapprehension as to the effect of this Agreement, and acted freely and voluntarily and was not acting under any coercion or duress; (ii) that the execution of this Agreement was duly authorized by Tenant; and (iii) that Tenant believed and now believes that the consideration given by each party for this Agreement represents reasonably equivalent value.

Solvency of Tenant:   Tenant represents and warrants that it is not currently insolvent as that term is defined in Section 101(32) of Title 11 of the United States Bankruptcy Code, nor will Tenant become insolvent as a result of this Agreement.

Agreement Improves Tenant’s Financial Position:   Tenant represents and warrants that the completion of this Agreement will enhance Tenant’s overall financial position and that Tenant has proffered and requested this Agreement to improve its financial position.

V.	GENERAL.

Counterparts; Digital Signatures.   If this Agreement is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Agreement may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Agreement, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

Defined Terms. All words commencing with initial capital letters in this Agreement which are not defined in this Agreement shall have the same meaning in this Agreement as in the Lease.

Corporate and Partnership Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Agreement on behalf of the entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement and that this Agreement is binding upon the corporation, limited liability company or partnership in accordance with its terms.

Disputes. The provisions of Section 14.6 (Expenses and Legal Fees) and Section 14.7 (Waiver of Jury Trial) of the Lease shall also apply to this Agreement.

Attorneys’ Fees. The provisions of the Lease respecting payment of prevailing attorneys’ fees shall also apply to this Agreement.

Nondisclosure of Agreement Terms.   Landlord and Tenant acknowledge that the content of this Agreement, and any related documents are confidential information.  Except to the extent disclosure is required by law, Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than to its respective financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms pursuant to legal requirement.

VI.	EXECUTION.

Landlord and Tenant have executed this Agreement as of the day and year first written above.

LANDLORD: WESTWOOD GATEWAY II LLC, a Delaware limited liability company By: /s/ Steven M. Case	TENANT: SPARK NETWORKS USA, LLC, a Delaware limited liability company By: /s/ Daniel Rosenthal

Printed Name: Steven M. Case Title: Executive Vice President Office Properties By: /s/ Michael T. Bennett	Printed Name: Daniel Rosenthal Title: Chief Executive Officer By: /s/ Robert O’Hare

Printed Name: Michael T. Bennett Title: Senior Vice President, Operations Office Properties	Printed Name: Robert O’Hare Title: Chief Financial Officer

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